Franklin Towers Enterprises, Inc.
5 Ash Drive
Center Barnstead, New Hampshire 03225

November 28, 2007
Chongqing Wintus New Star Enterprises Group, Ltd.
Room 1812
Metropolitan Tower, Yuzhong District
Chongqing, China

Re: Letter of Intent

Gentlemen:

This Letter of Intent (this “Agreement”) shall set forth our mutual agreement regarding a transaction (the “Transaction”) whereby Franklin Towers Enterprises, Inc. or a wholly-owned subsidiary (the “Buyer”) shall acquire all of the assets of Chongqing Wintus New Star Enterprises Group, Ltd., a limited liability company organized under the laws of the People’s Republic of China (the “Seller”), including without limitation, fixed assets, real estate holdings, intellectual property and 100% of the issued and outstanding capital stock of the companies listed on Exhibit A, attached hereto (hereinafter referred to as the “Business”), in consideration for a purchase price to be mutually agreed upon after the Buyer has completed its due diligence investigation of the Seller and its assets. The purchase price will be payable in cash payments of an amount equivalent to one-third of the aggregate purchase price and in shares of commons stock of the Buyer equivalent to two-thirds of the aggregate purchase price.

The closing of the transactions contemplated by this Agreement is subject to the completion of the due diligence investigation, the execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, consents from the respective boards of directors of both companies and any third parties and the delivery of audited financial statements of the Seller in conformity with the rules and regulations of the Securities and Exchange Commission. Subject to the forgoing, it is the intent of the parties that definitive documentation with respect to the Transaction be executed and delivered and the closing shall occur on a date to be mutually agreed upon by the parties. The parties shall use their best efforts to achieve same.

In consideration hereof, the Seller shall not, directly or indirectly, through any director, officer, member, manager, employee, agent, creditor, representative or otherwise (and each of said parties shall use reasonable efforts to insure such persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to (x) any business combination with respect to Seller or the business or assets of Seller; or (y) the sale of any of the assets and/or securities of Seller (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other person or entity any information with respect to the assets or business of Seller or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other person or entity to do any of the foregoing. Seller shall promptly notify the Buyer of any proposal or inquiry made to it or any of its directors, officers, members, managers, creditors, employees, agents, representatives, or otherwise with respect to any of the foregoing.

Except as required by applicable law, neither party shall disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this Agreement to any third party without the prior written consent of the other party.

The Seller shall enable the officers, independent certified public accountants, counsel, bankers and other representatives of the Buyer access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that the Buyer may have full opportunity to make such investigation as it reasonably desires to make of the Seller and its business.

After the consummation of the Transaction, the Buyer agrees that the management team of Wintus will continue to operate the Business.

If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this Agreement to our attention, whereupon this Agreement shall become a valid and binding agreement between us.

FRANKLIN TOWERS ENTERPRISES, INC.

By:	/s/ Kelly Fan
Kelly Fan
President and Chief Executive Officer

AGREED AND ACCEPTED:

CHONGQING WINTUS NEW STAR ENTERPRISES GROUP, LTD.

By:	/s/ Lisa Wang
Name: Lisa Wang
Title: Chairman

EXHIBIT A

1.	Liangping (Chongqing) Hongmeida Silk and Textile Co., Ltd.

2.	Wulong (Chongqing) Hongmeida Silk Co., Ltd.

3.	Wulong (Chongqing) Xinxing Silk and Textile Co., Ltd.

4.	Guangdong (China) Wanlifeng Textile dyeing and Finishing Co., Ltd.

5.	Zhongshan (Guangdong) Fenghua Printing and Dyeing Co., Ltd.

6.	Wuhua (Guangdong) Xinlong Printing and Dyeing Co., Ltd.

7.	Zhongshan (Guangdong) Longsheng Garment Making Co., Ltd